Ex.99.(m)(7)

Appendix A - List of Portfolios and Classes

As of March 1, 2019

Fund	Classes Offered
Emerging Markets Portfolio	Advisor Class Investor Class

Emerging Markets Research Portfolio	Institutional Class

Global Equity Portfolio	Advisor Class Institutional Class

Global Equity Research Portfolio	Institutional Class

Frontier Emerging Markets Portfolio	Institutional I Class Institutional II Class Investor Class

Institutional Emerging Markets Portfolio	Institutional Class

International Equity Portfolio	Institutional Class Investor Class

International Equity Research Portfolio	Institutional Class

International Small Companies Portfolio	Institutional Class Investor Class